UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933
CARDIOVASCULAR SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	41-1698056

(State or Other Juris-	(I.R.S. Employer
diction of Incorporation	Identification Number)
or Organization)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of Principal Executive Office and Zip Code)
Cardiovascular Systems, Inc. Amended and Restated 2006 Employee Stock Purchase Plan
(Full Title of the Plan)
Laurence L. Betterley
Chief Financial Officer
Cardiovascular Systems, Inc.
651 Campus Drive
St. Paul, Minnesota 55112-3495
(651) 259-1600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Robert K. Ranum, Esq.
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Fax: (612) 492-7077
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock, par value $0.001 per share	151,485 shares	$4.68	$708,950	$51
(Reserved for Future Sales)

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, there is also being registered hereunder an indeterminate number of shares of interests to be offered or sold pursuant to the employee benefit plan described herein and any additional securities which may become issuable pursuant to antidilution provisions of the plan.

(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock on August 2, 2010, as quoted on the Nasdaq Global Market.

STATEMENT OF INCORPORATION BY REFERENCE
          The purpose of this Registration Statement is to register additional shares for issuance under the Registrant’s Amended and Restated 2006 Employee Stock Purchase Plan, as amended. The contents of the Registration Statements on Form S-8, Reg. Nos. 333-135954, 333-158987 and 333-160610 are incorporated herein by reference, except for, in each case, Item 3, Incorporation of Documents by Reference, Item 6, Indemnification of Directors and Officers, and Item 8, Exhibits.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, previously filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference herein:
1.	Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the Commission by the Registrant on September 29, 2009, as amended by the Registrant’s Annual Report on Form 10-K/A filed with the Commission on October 28, 2009.

2.	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since June 30, 2009.

3.	The description of the Registrant’s common stock set forth in the registration statement on Form 8-A filed with the Commission on June 26, 2006, including any amendments or reports filed for the purpose of updating such information.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 6. Indemnification of Directors and Officers.
          Section 102 of the General Corporation Law of Delaware allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Restated Certificate of Incorporation provides that, except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breach of fiduciary duty, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.
          Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
          Under provisions of the Registrant’s Amended and Restated Bylaws, each person who is or was a director or officer of the Registrant shall be indemnified by the Registrant to the full extent not prohibited by the General Corporation Law of Delaware against any liability, cost or expense asserted against such director or officer and incurred by such director or officer in any such person’s capacity as director or officer, or arising out of any such person’s status as a director or officer. Additionally, the Registrant has entered into indemnity agreements with each of its directors and officers pursuant to which the Registrant has agreed to indemnify those individuals for liabilities incurred by them as a result of their service as an officer or director to the fullest extent permitted by the General Corporation Law of Delaware as such law may from time to time be amended. The Registrant has also purchased liability insurance policies covering its directors and officers to provide protection where the Registrant cannot indemnify a director or officer.
Item 8. Exhibits.

5.1	Opinion of Fredrikson & Byron, P.A.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1*	Power of Attorney

99.1**	Amended and Restated 2006 Employee Stock Purchase Plan

*	Included in signature page of the Registration Statement on Form S-8 previously filed by Cardiovascular Systems, Inc (File No. 333-160610) with the SEC on July 16, 2009.

**	Previously filed with the SEC as Exhibit 99.1 to and incorporated herein by reference from the Registration Statement on Form S-8 filed by Cardiovascular Systems, Inc. (File No. 333-158987) on May 5, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on August 9, 2010.

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ David L. Martin
David L. Martin
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Martin	President, Chief Executive Officer and Director	August 9, 2010
David L. Martin	(principal executive officer)

/s/ Laurence L. Betterley	Chief Financial Officer	August 9, 2010
Laurence L. Betterley	(principal financial and accounting officer)

	Director	August 9, 2010
Edward Brown

*	Director	August 9, 2010
Brent G. Blackey

*	Director	August 9, 2010
John H. Friedman

*	Director	August 9, 2010
Geoffrey O. Hartzler

*	Director	August 9, 2010
Roger J. Howe

*	Director	August 9, 2010
Augustine Lawlor

*	Director	August 9, 2010
Glen D. Nelson

/s/ Laurence L. Betterley
* By Laurence L. Betterley,
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

5.1	Opinion of Fredrikson & Byron, P.A.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1*	Power of Attorney

99.1**	Amended and Restated 2006 Employee Stock Purchase Plan

*	Included in signature page of the Registration Statement on Form S-8 previously filed by Cardiovascular Systems, Inc (File No. 333-160610) with the SEC on July 16, 2009.

**	Previously filed with the SEC as Exhibit 99.1 to and incorporated herein by reference from the Registration Statement on Form S-8 filed by Cardiovascular Systems, Inc. (File No. 333-158987) on May 5, 2009.